Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

ACUITY BRANDS, INC.

ACUITY BRANDS LIGHTING, INC.*

ABL IP HOLDING LLC*

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $.01 per share, of Acuity Brands, Inc.	Rule 456(b) and Rule 457(r) (2)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
	Equity	Preferred Stock, par value $.01 per share, of Acuity Brands, Inc.	Rule 456(b) and Rule 457(r) (2)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
	Debt	Debt Securities of Acuity Brands Lighting, Inc.	Rule 456(b) and Rule 457(r) (2)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
	Other	Guarantees of the Debt Securities (3)	Rule 456(b) and Rule 457(r) (2)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
	Other	Depositary Shares of Acuity Brands, Inc.	Rule 456(b) and Rule 457(r) (2)	(1)	(1)	(1)	(2)	(2)	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts				—	—	—	—	—	—	—	—

	Total Fees Previously Paid				—	—	—	—	—	—	—	—

	Total Fee Offsets				—	—	—	—	—	—	—	—

	Net Fee Due				—	—	—	—	—	—	—	—

*	Co-registrant
(1)

An indeterminate aggregate initial offering price and amount of the securities of each identified class are being registered as may from time to time be offered at indeterminate prices and as may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable anti-dilution provisions.

(2)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fee. In connection with the securities offered hereby, the registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b). The registrant will calculate the registration fee applicable to an offer of securities pursuant to this registration statement based on the fee payment rate in effect on the date of such fee payment.

(3)

Acuity Brands, Inc. and ABL IP Holding LLC may guarantee the debt securities issued by Acuity Brands Lighting, Inc. pursuant to this registration statement. No separate consideration will be received for the guarantees. Pursuant to Rule 457(n), no additional fee is payable with respect to such guarantees.